GROWGENERATION CORP.
LONG-TERM INCENTIVE AGREEMENT

This Long-Term Incentive Agreement (the “Agreement”) is effective as of April 22, 2024 (the “Effective Date”) by and between GrowGeneration Corp. (the “Company”), and Michael Salaman (the “Executive”).

WHEREAS, the Company wishes to provide Executive with an additional incentive to exert best efforts to assist the Company to meet or exceed its financial and other business objectives and to encourage Executive’s retention in a vital leadership role;

WHEREAS, the Company and Executive wish to enter into this Agreement to set forth the terms and conditions upon which Executive may earn long-term incentive compensation; and

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

1.1    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

1.2    “Beneficiary” means the person or persons designated by the Executive to acquire the right to receive payments under the Agreement in the event of the death of the Executive prior to the complete distribution of benefits due under the Agreement, in accordance with such procedures established by the Committee. Further, any finalized divorce or legal separation of an Executive after the date of filing of a beneficiary designation form in favor of Executive’s spouse shall revoke such designation. If the Executive fails to designate a beneficiary, then the distribution of such benefits shall be made to the Executive’s estate.

1.3    “Cause” shall have the same meaning as “cause” as set forth in any employment, consulting, or other agreement for the performance of services between the Executive and the Company. In the absence of any such agreement, such term shall mean the Executive’s (i) indictment for or conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (ii) engagement in embezzlement, misappropriation, or fraud; (iii) engagement in illegal conduct or gross misconduct in connection with Executive’s employment that is materially injurious to the Company (or an Affiliate), which includes sexual assault, sexual harassment, or similar misconduct; (iv) refusal or intentional failure to comply with any lawful written directive of the Board of Directors reasonably within the scope of Executive’s duties and responsibilities; (v) material breach of Executive’s fiduciary duty or duty of loyalty to the Company (or an Affiliate); or (vi) material breach of this Agreement, any other contract with, or policy of, the Company (or an Affiliate) that is not cured (if capable of cure) within ten (10) business days after written notice to Executive identifying the breach; provided no such opportunity to cure shall be required if a substantially similar breach occurred within the preceding 12-month period. The good faith determination by the Committee of whether the Executive’s employment was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

1.4    “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

1.5    “Disability” means the Executive is disabled as defined under the provisions of the Company’s long-term disability plan or policy, as then in effect.

1.6    “Measurement Period” means each individual fiscal year during the three-year period beginning January 1, 2024 and ending December 31, 2026.

1.7    “Proprietary Brand Sales” means GAAP net sales recognized within the Company’s Cultivation and Gardening segment from the sale or license of its proprietary brand products, excluding sales of proprietary brand products acquired through mergers or acquisitions completed on or after January 1, 2024.

1.8    “Retirement” means the Executive’s termination of employment as a result of retirement when the Executive’s combined age and years of employment with the Company (and its Affiliates) equal 70 or greater.

1.9    “Total C&G Sales” means all GAAP net sales recognized within the Company’s Cultivation and Gardening segment, excluding sales of proprietary brand products acquired through mergers or acquisitions completed on or after January 1, 2024.

ARTICLE II
BONUS POOL

2.1    Award. The Executive shall be eligible to receive an amount in cash equal to 37% of the Bonus Pool Amount for each applicable Measurement Period (the “Award”), subject to satisfaction of the terms and conditions expressed herein.

2.2    Bonus Pool Amount. The Company shall establish a bonus pool in the applicable aggregate amount (the “Bonus Pool Amount”) set forth in the table below based on the growth in Proprietary Brand Sales as a percentage of Total C&G Sales during the applicable Measurement Period. For the avoidance of doubt, the maximum Bonus Pool Amount is $400,000, even if growth in Proprietary Brand Sales as a percentage of Total C&G Sales exceeds 6%.

Proprietary Brand Sales	Bonus Pool Amount
6%+	$400,000
5%	$300,000
4%	$200,000
3%	$100,000

As an example for illustrative purposes only, if Proprietary Brand Sales as a percentage of Total C&G Sales during fiscal year 2023 were 20.1%, and Proprietary Brand Sales as a percentage of Total C&G Sales during fiscal year 2024 were 23.8%, the Bonus Pool Amount would equal $100,000.

Notwithstanding the foregoing, no Award shall be payable for any Measurement Period during which the Company experiences a decrease in total Proprietary Brand Sales.

    2.3    Vesting and Timing of Payment. Subject to the accelerated vesting and payment provisions in Section 2.4, each Award shall vest in three equal installments, with one-third of the Award vesting as of the conclusion of the applicable Measurement Period and an additional one-third of the Award vesting on each anniversary thereafter (each, a “Vesting Date”), provided the Executive remains continuously employed by the Company (or an Affiliate). Each installment will be paid as soon as reasonably practical following the applicable Vesting Date, and in any event no later than December 31st of the year following the year in which the Vesting Date occurs.

    2.4    Accelerated Vesting and Payment. Any unvested portion of an Award previously earned shall immediately vest and be paid to the Executive upon the first to occur of (i) termination of the Executive’s employment by the Company (or an Affiliate) without Cause; (ii) termination of the Executive’s employment by reason of Retirement; (iii) termination of the Executive’s employment by reason of death; or (iv) termination of the Executive’s employment by reason of Disability (each, a “Payment Date”). Such payment will be made to the Executive (or the Executive’s Beneficiary) within sixty (60) days following the Payment Date, but not later than December 31st of the year following the year in which the Payment Date occurs.

ARTICLE III
ADMINISTRATION

    3.1    Administration. Except for such rights as are expressly reserved to the Board hereunder, the Agreement shall be administered by the Committee. The Committee shall have the exclusive right and full discretion (i) to interpret the Agreement; (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions); (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Agreement; and (iv) to make all other determinations necessary or advisable for the administration of the Agreement, including determinations regarding eligibility for benefits payable under the Agreement. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive, and binding on all persons affected thereby.

    3.2    Amendments and Termination. The Committee may at any time terminate or, from time to time, amend or suspend the Agreement in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to any Award previously made.

3.3    No Liability. No member of the Committee, or any officer or employee of the Company (or an Affiliate), shall be liable for any determination, decision or action made in good faith with respect to the Agreement.

ARTICLE IV
MISCELLANEOUS

    4.1    Nonassignability. The right to the Award provided under the Agreement shall not be subject to transfer, sale, assignment, pledge, encumbrance or charge other than as contemplated herein or by will or the laws of descent and distribution.

    4.2    No Right to Company Assets. The Award shall be paid from the general funds of the Company and the Executive shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company (or an Affiliate) for payment of any obligations hereunder.

    4.3    Withholding. The Award shall be subject to reduction for any applicable income or employment tax withholding requirements, as determined in the complete and sole discretion of the Committee.

    4.4.    Successors. The rights and obligations of the Company under the Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

4.5    Employment Not Guaranteed. Nothing contained in the Agreement, nor any action taken hereunder, shall be construed as a contract of employment or as giving the Executive any right to continued employment with the Company (or an Affiliate).

4.6    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

4.7    Validity. In the event any provision of the Agreement is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Agreement.

4.8    Waiver of Breach. The waiver by the Company of any breach of any provision of the Agreement shall not operate, or be construed as, a waiver of any subsequent breach by the Executive.

4.9    Applicable Law. The Plan shall be enforced, governed, and construed in all respects in accordance with the laws of the state of Colorado without regard to the principles thereof relating to conflicts of laws.

4.10    Section 409A of the Code. The Company the Agreement to be exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company shall interpret the Agreement consistent with such intent. The Company may amend or modify the Agreement to the extent necessary for purposes of continued exemption from, or if payments are deemed subject to Section 409A, to comply with, the requirements of Section 409A.

[Signatures follow.]
    IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be duly executed effective as of the Effective Date.
COMPANY:

GrowGeneration Corp.

By:/s/ Darren Lampert
Name: Darren Lampert
Title: CEO
EXECUTIVE:

/s/ Michael Salaman
Name: Michael Salaman